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                                                                    Exhibit 99.5


                                   Pursuant To

                      INTERNATIONAL IMAGING MATERIALS, INC.

                               1990 INCENTIVE PLAN

Name of Grantee:           John W. O'Leary
Date of Grant:             November 20, 1991
Number of Shares:          79


         This RESTRICTED STOCK AGREEMENT (the "Agreement") made as of November 20, 1991 ("Date of Grant") between International Imaging Materials, Inc., a Delaware corporation (the "Company"), and the above named individual, (the "Grantee"), is to record the granting of restricted shares of Common Stock of the Company pursuant to the Company's 1990 Incentive Plan (the "Plan"). Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.

         1. GRANT. In accordance with the Plan, the Company hereby grants to the Grantee, subject to the terms and conditions of the PLAN AND THIS AGREEMENT, 79 SHARES of Common Stock of the Company (the "Shares").

         2.       RESTRICTIONS.

                  (a) The Shares shall not be subject to sale, assignment, pledge or other transfer or disposition (collectively, "Transfer") by the Grantee until the following dates in the number of shares indicated:

                   January 1, 1996           39.50 shares
                   January 1, 1997            7.50 shares
                   January 1, 1998            7.50 shares
                   January 1, 1998            7.50 shares
                   January 1, 2000            7.50 shares
                   January 1, 20001           7.50 shares
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                  (b) Except as further provided, if the Grantee's employment with the Company terminates prior to the lapse of the Restrictions in paragraph
(a) of this Section 2, the Shares shall be forfeited and returned to the Company, and the Grantee shall have no further rights therein or title thereto. Notwithstanding the preceding sentence, if the Grantee's employment with the Company is terminated prior to the lapse of the Restrictions in paragraph (a) of this Section 2 for any of the following reasons, namely (i) by the Company without cause or (ii) for any reason following a Change in Control as defined in
Section 9, then the Restrictions in this Section 2 shall lapse and no longer apply and Grantee shall become fully vested in the Shares at such time.

         3. STOCK DEPRECIATION RIGHTS. Each of the Shares granted to Grantee and covered by this Agreement is accompanied by a stock depreciation right whereby the Company agrees that to the extent that the Shares do not appreciate as of the point in time when Grantee may sell a Share, on a cumulative basis with a starting value of $5,000 on the Date of Grant, at least twenty-two percent (22%) per year until Grantee's 65th birthday and twelve percent (12%) per year thereafter, the Company shall pay Grantee in cash at the time of sale the per share difference as to the Shares being sold. This right is personal to Grantee and his spouse and shall adhere to each Share until such time as the Share is sold or otherwise transferred. Any actual appreciation in the value of the Shares shall belong to Grantee and his spouse.

         4. RIGHTS AS A SHAREHOLDER. Upon the date of issuance of certificates for the Shares, the Grantee shall have all the rights of a shareholder (except as restricted herein) including the right to receive dividends and to vote the Shares. Grantee agrees that such certificates shall be held by the Secretary of the Company for the account of the Grantee, and that the Grantee shall deliver to the Secretary a stock power or powers executed in blank, covering the Shares. As and when the restrictions under Section 2 hereof shall lapse, the Secretary shall
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deliver the certificates representing the Shares to the Grantee, provided, however:

                  (a) the Secretary has been furnished with such option, representation or other document, including as appropriate legend on the stock certificate, as he may reasonably require to insure compliance with any applicable securities laws or regulations; and

                  (b) that the Grantee pay to the Company such arnount as may be necessary for the purpose of satisfying its liability to withhold Federal, State or local income or other taxes incurred by reason of this grant of Shares.

         5. FEDERAL AND STATE SECURITIES LAWS AND UNDERWRITERS' RESTRICTIONS. The Shares granted under this Plan will be subject to any relevant Federal and State securities laws and regulations as well as underwriters' restrictions associated with the sale of these securities.

         6. NO EMPLOYMENT RIGHTS. Neither the Plan nor this Agreement shall confer upon the Grantee any right with respect to continued employment by the Company or any subsidiary nor shall they interfere in any way with the right of the Company or any subsidiary to terminate the employment of the Grantee at any time, with or without cause.

         7. RIGHT OF FIRST REFUSAL. Each Share pursuant to this Grant shall be subject to a right of first refusal, pursuant to which the Grantee shall, prior to any sale, transfer or other disposition of such Share (other than a transfer to his spouse, children or entity controlled by him), be required to offer, in writing, to sell such Share to the Company at its then fair market value, plus, if applicable, its stock depreciation right. This right of first refusal shall apply only while the Common Stock of the Company is not publicly traded. The Company shall have thirty days from the date such written notice is received to purchase the Share or any of the Shares offered to it at the price set forth in such written notice. If the Company does not exercise its right of first refusal within such thirty day period, the Grantee may sell, transfer or otherwise dispose
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of it to any other person at the price specified in the written notice within the thirty days immediately following the lapse of the Company's right of first refusal (the "Selling Period"). If the Grantee does not sell, transfer or otherwise dispose of such Share within the Selling Period, such Share shall, at the end of the Selling Period, become subject once again to the right of first refusal set forth in this paragraph. Certificates delivered upon exercise of the option may bear a legend evidencing the right of first refusal set forth in this paragraph.

         8. PLAN CONTROLS. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof. The Plan is hereby incorporated by reference into this Agreement, and this Agreement is subject in all respects to the terms and conditions of the Plan, except that it is understood that Section 3 of this Agreement is a contractual obligation of the Company which is not referred to in the Plan.

         9. CHANGE IN CONTROL. A Change in Control shall be deemed to have occurred if:

                  (a) any "person," as such term if used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than (i) the Company or (ii) any corporation owned, directly or indirectly, by the Company or the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities;

                  (b) during any period of two consecutive years, there is elected 35% or more of the members of the Board of Directors of Company without the approval or the nomination of such members by a majority of that portion of the Board consisting of members who were serving at the beginning of the two-year period;
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                  (c) the stockholders of the Company approve a merger or
consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 80% of the combined voting power of the voting securities of the Company, or such surviving entity, outstanding immediately after such merger or consolidation; or
(ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above) acquires more than 35% of the combined voting power of the Company's then-outstanding securities:

                  (d) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                  (e) the initial public offering of the Company's common stock (or other securities) shall not be considered to be a Change in Control under the above definition.

         10. NOTICES. All notices to the Company shall be in writing and sent to the Company at its offices at 310 Commerce Drive, Amherst, New York 14228-2396,
Attention: Secretary, and to Grantee at 30 Great Oak Lane, Pittsford, New York 14534.

         IN WITNESS WHEREOF, the Company and the Grantee have caused this Agreement to be executed on the date set forth opposite their respective signatures, it being further understood that the Date of Grant may differ from the date of signature.

Dated: 7/14/92

                                        INTERNATIONAL IMAGING MATERIALS, INC.


                                        By: /s/ Donald D. Lennox
                                            ----------------------------
                                            Donald D. Lennox
                                            Its Chairman


Dated: 6/19/92

                                        GRANTEE


                                         /s/ John W. O'Leary
                                         -------------------------------
                                         John W. O'Leary



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                                   STOCK POWER



                  For value received,__________________________hereby sells, assigns and transfers to _______________________ the ________shares represented by the within certificate number__________and does hereby irrevocably constitute and appoint ______________________________________ attorney to transfer such shares on the books of International Imaging Materials, Inc with full power of substitution in the premises.





Dated: ________________________, 1992


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                                                    Signature